Exhibit 99.1

For editorial information: David Winder The Dow Chemical Company 1-989-638-0745 dwinder@dow.com	For editorial information: Jessy Leitao Petrochemical Industries Company Jessy_Leitao@pic.com.kw

FOR IMMEDIATE RELEASE

Dow and PIC of Kuwait Sign Binding Joint Venture Agreement to Launch K-Dow Petrochemicals

Midland, MI, USA and Kuwait City, Kuwait – December 1, 2008 -- The Dow Chemical Company (Dow) and Petrochemical Industries Company (PIC), a wholly owned subsidiary of Kuwait Petroleum Corporation (KPC), today announced that they have signed the Joint Venture Formation Agreement and other key definitive agreements regarding the formation of K-Dow Petrochemicals, a 50:50 joint venture that will be the leading global supplier of petrochemicals and plastics.

It is expected that the new company will begin operations no later than January 1, 2009, with closing on that date as articulated in the December 13, 2007 MOU announcement.

K-Dow will be a leading global supplier of essential petrochemicals and plastics and will manufacture and market polyethylene, ethyleneamines, ethanolamines, polypropylene and polycarbonate, and will also license polypropylene technology and market related catalysts.

“The signing of these documents is the critical step in the formation of K-Dow, which will immediately become a leading petrochemicals supplier globally,” said Andrew N. Liveris, Dow chairman and chief executive officer.  “The formation of K-Dow Petrochemicals will be a

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow critical milestone in Dow’s transformation into an earnings growth company. This is a giant step in our strategy of growing our Basics businesses through joint ventures, reducing our capital intensity, and freeing up $9 billion in pre-tax cash proceeds to invest in our Performance businesses. We have effectively set the stage for our next major landmark – completing the proposed acquisition of Rohm and Haas in early 2009.”

“I am very pleased with the outcome of our due diligence and thorough preparation to launch K-Dow Petrochemicals.  The K-Dow joint venture will not only diversify Kuwait’s national economy, but it will also position Kuwait as a leader on the global business stage,” said Maha Mulla Hussain, Chairman and Managing Director of PIC.   “Through the K-Dow joint venture, PIC, in pursuit of its long term strategy, will enter a new arena of petrochemical products based on leading global technologies.  This represents the best option for PIC to achieve a leading position in petrochemicals and to optimize growth between our connecting businesses of oil refining and basic petrochemicals while building on our long-standing, positive relationship with Dow.”

The total enterprise value of the Dow businesses going into K-Dow is approximately $17.4 billion.  This equates to $8.72 billion for each shareholder.  The final proceeds of the transaction include usual adjustments of $1.2 billion, related to working capital and net debt.

Upon closing of the transaction, each shareholder plans to receive a $1.5 billion special cash distribution, paid by K-Dow.

The gross payment by PIC is expected to be approximately $7.5 billion, with the net payment of $6 billion, including the special cash distribution from K-Dow.

Dow expects to receive $9 billion in total pre-tax proceeds related to the transaction.  These proceeds include the special cash distribution from K-Dow of $1.5 billion.

Dow and PIC also announced today that two of their existing 50:50 joint ventures will be moved into K-Dow: MEGlobal, a world leader in ethylene glycol, and Equipolymers, a supplier of PET resins.  K-Dow will have estimated sales of $11 billion and with the addition of MEGlobal and Equipolymers the total annual revenue of K-Dow will be $15 billion.

The K-Dow transaction has received regulatory approvals from the U.S. Federal Trade Commission and the European Commission, and also received clearance from the U.S. Committee on Foreign Investment in the United States (CFIUS), but remains subject to customary closing conditions.

About the Products in the Venture
Polyethylene and polypropylene comprise more than half of world polymer demand.  Polyethylene is the most widely used of all plastics and can be found in everyday products from food packaging, milk jugs and plastic containers to pipes and liners.  Polypropylene is a versatile plastic used in fibers, packaging films, non-wovens, durable goods, automotive parts, and consumer applications.

Polycarbonate is an engineering thermoplastic used in applications such as optical media, electrical and lighting. Amines are a family of chemicals with a broad range of properties, used in various applications from wood treating and pharmaceutical processing, to coatings and consumer products.

Monoethylene glycol and diethylene glycol, collectively known as ethylene glycol, from MEGlobal are used as a raw materials in the manufacture of polyester fibers, polyethylene terephthalate resins (PET), antifreeze formulations and other industrial products. PET resins from Equipolymers are used in beverage bottles and other applications.

Webcast and Conference Call Information
Dow will host a call with investors and securities analysts today at 10:00 a.m. U.S. Eastern Standard Time.  The call will last thirty minutes.  Connection information is as follows:

Listen-only dial-in information: +1 (719) 325-4783.
Webcast Link:   http://tinyurl.com/6pdmpc

About Dow
With annual sales of $54 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

About Petrochemical Industries Company
As part of the Kuwait Petroleum Corporation family, PIC is at the heart of the national strategy to maximize the value of Kuwait’s hydrocarbon resources, and is focused on increasing its petrochemical contributions.  It is focused on strategic growth inside and outside Kuwait through diversification, further use of strategic alliances, as well as pursuing successful joint ventures such as EQUATE, GPIC and TKOC.  More information is available at www.pic.com.kw.

About Kuwait Petroleum Corporation
Kuwait Petroleum Corporation (KPC) is the state-owned entity responsible for Kuwait’s hydrocarbon interests throughout the world. As part of the global energy industry, we help to supply the world with its vital oil and gas needs by exploring for, producing, refining, transporting and marketing these precious natural resources both in our home country and internationally.  More information is available at www.kpc.com.kw.

Note:  The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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